EXHIBIT 99.1

CONTACT: DENNIS WELLS or
FOR IMMEDIATE RELEASE	RON STOWELL
DATE: NOVEMBER 10, 2014	(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2014, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; November 10, 2014 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $78,466,000, a decrease of 3% as compared to $80,486,000 in the same period of the prior fiscal year;

•	reported first quarter net income of $1,527,000, or $0.06 per share, as compared to net income of $1,865,000 or $0.08 per share for the same period of the prior fiscal year;

•	reported a long-term capital loss of $565,000 on the sale of a subsidiary for which operating results had been reported in the All Other Category;

•	reported a $343,000 gain (or $224,000 net of income taxes) on the sale of a Graphics Segment manufacturing facility; and

•	declared a regular quarterly cash dividend of $0.01 per share payable November 28, 2014 to shareholders of record November 20, 2014

(In thousands, except per share data, unaudited)		Three Months Ended September 30
	2014	2013	% Change
Net Sales	$78,466	$80,486	(3) %
Operating Income
Before sale of assets (a)	$2,756	$2,839	(3)%
Net (loss) on sale of assets (a)	(222)	--	n/m
Operating income as reported	$2,534	$2,839	(11)%

Net Income
Before sale of assets (a)	$1,767	$1,865	(5)%
Net Income as reported	$1,527	$1,865	(18)%

Earnings per share (diluted)
Before sale of assets (a)	$0.07	$0.08	(13)%

(a)
The Company sold a manufacturing facility as well as a subsidiary, both of which netted to a pre-tax net loss of $222,000.  Operating income before sale of assets, net income before sale of assets, and earnings per share (diluted) before sale of assets are Non-GAAP financial measures.

	9/30/14	6/30/14
Working Capital	$78,329	$76,788
Total Assets	$168,665	$169,888
Long-Term Debt	$ nil	$ nil
Shareholders' Equity	$138,571	$138,412

First Quarter Fiscal 2015 Results

Net sales in the first quarter of fiscal 2015 were $78,466,000, a decrease of (3)% as compared to last year's first quarter net sales of $80,486,000.  Lighting Segment net sales decreased 5.0% to $56,521,000, Graphics Segment net sales decreased 1.4% to $13,811,000, Electronic Components Segment net sales increased 15.7% to $5,880,000 and All Other Category net sales increased 17.0% to $2,254,000.  In the first quarter of fiscal 2015 the Company recorded a $343,000 pre-tax gain on the sale of a manufacturing facility in the Graphics Segment, sold a subsidiary in the All Other Category for $1,928,000 and recorded a pre-tax loss of $565,000 in Corporate Administrative expenses, and recorded a $101,000 income tax benefit related to the utilization of a portion of this long-term capital loss, all with no comparable items in the first quarter of fiscal 2014.  The fiscal 2015 first quarter net income of $1,527,000, or $0.06 per share, compares to fiscal 2014 first quarter net income of $1,865,000, or $0.08 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2014 included current assets of $106.3 million, current liabilities of $27.9 million and working capital of $78.3 million, which includes cash of $8.7 million.  The current ratio was 3.8 to 1.  The Company has shareholders' equity of $138.6 million, no long-term debt, and borrowing capacity on its commercial bank facility as of September 30, 2014 of $30.0 million.  The $5 million line of credit supporting the Canadian operation was terminated when that subsidiary was sold.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $30 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company's planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.01 per share payable November 28, 2014 to shareholders of record as of November 20, 2014.  The new indicated annual cash dividend rate for fiscal 2015 is $0.04 per share.  Additionally, the Board of Directors has adopted a new policy regarding dividends which indicates that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant.

LSI Industries Inc. Fiscal 2015 First Quarter Results
November 10, 2014

Company Comments

Dennis W. Wells, Chief Executive Officer and President, commented, "This is my first report to the shareholders of LSI Industries and I am very excited and optimistic about what I see as the future for the business.  My management background has been in lighting, graphics and controls, so I am comfortable with these, the very same business elements that make up LSI.  The fundamental strategy of Lighting + Graphics = Image, formulated many years ago by LSI's founder Robert J. Ready, Chairman, is rock solid and just as relevant today as when it was first introduced.

My first objective is to evaluate all of the operations that make up LSI with a view to increasing revenues and reducing costs.  Together with the executive team, we are looking at each of the Company's business units in great detail.  The fiscal 2015 plan has been completed and the leaders of each unit (Shawn M. Toney, President, LSI Lighting Segment; David W. McCauley, President, LSI Graphics Segment; Kevin A. Kelly, President, LSI ADL Technology; and Jon A. Newell, COO, Lighting Controls) understand that they have the resources needed to make their planned forecasts and are being held responsible for achieving their operating results.

Overall, we will continue to focus on programs designed to streamline operations and reduce costs.  Many of the investments made during fiscal 2014 to improve our manufacturing operations are beginning to show a positive impact on operating results.  On time shipping, particularly in the lighting division, has improved and the incoming order rate for both lighting and graphics products is encouraging.

Our recently introduced new lighting products are being well received and LED-based products now represent over 50% of total lighting segment sales making LSI an industry leader in solid-state lighting.  The business development pipeline is healthy, driven by renovation and new construction projects.  Our niche and commercial/industrial lighting markets continue to show strength.

The Graphics business is better today than it has been for several years with increased design development and engineering demand, especially in the petroleum/convenience store market, one of LSI's most important niche markets.  This type of work is often a precursor to large project opportunities that include both graphics and lighting products.

With our fiscal 2015 plan now completed, we addressed the topic of cash dividends with our Board of Directors.  We have developed a new policy (dropped the previous policy, which no longer was appropriate), and set a modest annual cash dividend of $0.04 per share that can be improved upon as we achieve more profitable operations.

I hope you will join us on November 20, 2014 at the Annual Shareholders' Meeting to celebrate the long careers of LSI's founders, Robert J. Ready and James P. Sferra, as they move into retirement, as well as hear presentations from our leadership teams about their plans for improving the operating results of LSI Industries."

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income for the three month periods ended September 30, 2014 and 2013.  Adjusted net income and earnings per share, which excludes the impact of the sale of a manufacturing facility, the sale of a subsidiary, and the tax benefit of utilization of a portion of the related long-term capital loss are non-GAAP financial measures.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measurement to the net income reported for the periods indicated.

(in thousands, except per share data; unaudited)			First Quarter
	FY 2015	Diluted EPS	FY 2014	Diluted EPS
Reconciliation of net income to adjusted net income:
Net income and earnings per share as reported	$1,527	$0.06	$1,865	$0.08
Adjustment for the gain on the sale of a manufacturing facility, inclusive of the income tax effect	(224)	(0.01)	--	--
Adjustment for the loss on sale of a subsidiary	565	0.02	--	--
Income tax effect of utilization of a long-term capital loss	(101)	0.00	--	--
Adjusted net income and earnings per share	$1,767	$0.07	$1,865	$0.08

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the Company's ability to maintain an effective system of internal control over financial reporting, our ability to remediate any material weaknesses in our internal control over financial reporting and the other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2015 First Quarter Results
November 10, 2014

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business – in both product solutions and production techniques.  We are committed to American innovation through technology.

We are a vertically integrated manufacturer who combines assimilated technology, design and manufacturing to produce the most efficient, high quality products possible.  We are dedicated to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  In addition, we can provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we offer design support, engineering, installation and project management for custom graphics rollout programs for today's retail environment.

LSI is proud to be an American company with an American work force, building an American product.  We are a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, Kansas, Kentucky, New York, North Carolina, Oregon, Rhode Island, and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

As we redefine LSI Industries' place in the markets we serve, we will emphasize our commitment to preserving the foundation of a well-managed, financially strong and creatively unique company with even stronger emphasis on a growing technology base.  Through the Leadership, Strength and Innovation that is core to our culture, we move forward continuing our transition to a technology-reliant company with lighting and graphics and the ability to provide the stronger performance our many partners expect.

For further information, contact either Dennis Wells, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2015 First Quarter Results
November 10, 2014

Condensed Consolidated Statements of Operations
(in thousands, except per share data; unaudited)	Three Months Ended September 30
	2014	2013
Net sales	$78,466	$80,486
Cost of products and services sold	59,858	61,364
Gross profit	18,608	19,122
Gain on sale of facility	(343)	--
Loss on sale of subsidiary	565	--
Selling and administrative expenses	15,852	16,283
Operating income	2,534	2,839
Interest expense, net	8	12
Income before income taxes	2,526	2,827
Net income	$1,527	$1,865
Income per common share
Basic	$0.06	$0.08
Diluted	$0.06	$0.08
Weighted average common shares outstanding
Basic	24,436	24,353
Diluted	24,508	24,487

Condensed Consolidated Balance Sheets
(in thousands, unaudited)	September 30, 2014	June 30, 2014
Current Assets	$106,273	$106,077
Property, Plant and Equipment, net	43,643	44,282
Other Assets	18,749	19,529
	$168,665	$169,888

Current Liabilities	$27,944	$29,289
Long-Term Debt	--	--
Other Long-Term Liabilities	2,150	2,187
Shareholders' Equity	138,571	138,412
	$168,665	$169,888